Exhibit 10.1

ANNEX NO. 1 CREDIT FACILITY AGREEMENT NO 02/408/13/Z/OB

the working capital loan PLN

concluded on 26 March 2015. In Warsaw by mBank SA with its seat in Warsaw at Senatorskiej 18, Warsaw Corporate Branch, ul. Krolewska 14, entered in the Register of the National Court Register kept by the District Court for m. st. Warsaw, XII Commercial Division, under KRS No. 0000025237, having NIP No. 526-021-50-88, REGON No. 001254524-00023, of the fully paid up share capital, the amount of which at 01.01.2015 was PLN 168,840,228, hereunder referred to as part of the contract “Bank”, which represent:

1.	Elzbieta Weydmann – Proxy
2.	Andrzej Ostrycharz – Proxy

(name, position)

and

Casinos Poland Sp.z o.o. with its registered office in Warsaw at ul. Wolnosc 3a, 01-018 Warsaw, registered in the Register of the National Court Register maintained by the District Court for the Capital City Warsaw, XII Economic Department under the number 0000016809, having NIP No. 526-020-92-60, REGON No. 001308154, with a share capital of PLN 5,100,000.00 as of 26.03.2015.

hereinafter referred to as “Borrower” which represent:

1.	Dariusz Kwas – Vice President
2.	Dariusz Bernat – Board Member

(name, position)

Art. 1

The Parties agree that, in the Loan Agreement No. 02/408/13/Z/OB for the working capital loan signed on 18.11.2013, in accordance with §  15 para. 1 of the Agreement is amended as follows in the form of an annex, contained in Art. 2.

Art. 2

1.	§ 4, paragraph 1 replaced by the following:

“The bank will charge interest calculated on an annual basis on the outstanding balance of the loan. The interest rate will be equal to variable WIBOR rate for interbank loans 1-month in PLN (base rate) and quoted two business days before the date of drawing and before updating the base rate, while if the base rate is negative Parties accept that is 0 (zero), increased by 1.75 percentage points from the title dreams of the bank, the amount of which is determined in accordance with the provisions of this paragraph, subject to the provisions of paragraph 6-8. On the day of signing this Agreement, the margin is 1.75% per annum. Interest shall accrue in 1-month and is payable by the Borrower on the last working day of each month during the credit period and the final repayment on a single-draw.

Updating the base rate will be followed on interest payments, i.e. On the last working day of each month, even if it has not expired 1-month period.”

2.	§ 5 paragraph 1 item 3 / replaced by the following:

“The amount corresponding to a mandatory annual fee and the fee Prudential Bank Guarantee Fund incurred by the Bank under the loan, accrued in the manner described in the Act of 14.12.1994 the Bank Guarantee Fund (i.e.: Journal of Laws of 2009, No. 84, Poz. 711, with Pozn. D). Fees are charged, as long as the books of the Bank, the last working day of the calendar year the engagement occurs with the title of this Agreement, regardless of the date of the final repayment of the loan. Fees are charged in PLN and payable by way of the current account referred to in paragraph 1.2. The Bank will inform the borrower the amount of the fees and the date of the payment.”

3.	§ 11 paragraph 1 item 1 / replaced by the following:

“The current liquidity ratio calculated in accordance with the following formula: (stocks – stocks in alienable + short-term receivables – bad debts – receivables claimed through judicial + short term investments) / (current liabilities due to related parties and to other units, special funds) not less than 0.5.”

Art. 3

For the preparation of this Annex will be charged at the rate of PLN 1,000.00 (one thousand) payable immediately after signing this Addendum through automatic withdrawal from the PLN account of the Borrower.

Art. 4

Appendix prepared in two identical copies, one for each party.

Art. 5

The annex shall become enforceable on the day of signing by both parties.

On behalf of the Borrower:

/s/ Dariusz Bernat

/s/ Dariusz Kwas

On behalf of the Bank:

/s/ Elzbieta Weydmann

/s/ Andrzej Ostrycharz

I confirm the identity of the signers:

/s/ Pawel Sawicki – Sales Analyst for Large Companies

(date, name and surname, signature of the employee of the Bank)